1. Name and Address of Reporting Person
   Korell, Harold M.
   2350 N. Sam Houston Parkway East
   Suite 300
   Houston, TX 77032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwestern Energy Company (SWN)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       12/20/2001 A             66200       A      $0.0000    193481.557       D
                                                                               <F1>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $6                                                   12/16/2009 Common                      129750   D
(Right to buy)                                                                 Stock
Stock Options  $7.3125                                              09/11/2008 Common                      75000    D
(Right to buy)                                                                 Stock
Stock Options  $7.4375                                              12/14/2010 Common                      200000   D
(Right to buy)                                                                 Stock
Stock Options  $9.64    12/20/2001 A         23377       12/20/2002 12/20/2011 Common  23377    $0.0000             D
(Right to buy)                                           <F2>                  Stock            <F1>
Stock Options  $9.64    12/20/2001 A         10373       12/20/2002 12/20/2011 Common  10373    $0.0000    33750    D
(Right to buy)                                           <F2>                  Stock            <F1>
Stock Options  $12.5                                                12/17/2007 Common                      50000    D
(Right to buy)                                                                 Stock
Stock Options  $14                                                  04/28/2007 Common                      50000    D
(Right to buy)                                                                 Stock

Explanation of Responses:

<F1>
Granted in consideration of services as an officer.
<F2>
Option becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date specified in Column 3 or immediately upon a change in control.

SIGNATURE OF REPORTING PERSON
/s/ Harold M. Korell

DATE
02/07/2002